Filed Pursuant To Rule 424B(2)
Registration Nos. 333-46527 and 333-46527-01

PROSPECTUS  SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 26, 1998)

                                  $300,000,000

 [LOGO]
                              TEXACO CAPITAL INC.
                          6% GUARANTEED NOTES DUE 2005
       PAYMENT OF PRINCIPAL AND INTEREST IS UNCONDITIONALLY GUARANTEED BY
                                  TEXACO INC.
                                     ------

    The Notes are unsecured obligations of Texaco Capital Inc. (the "Company"). The Notes will mature on June 15, 2005, and are redeemable at the option of the Company at any time at a make-whole premium described herein. Interest on the Notes is payable semiannually on June 15 and December 15 of each year, commencing December 15, 1998.

    The Notes will be represented by one or more global securities (the "Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Global Securities will be shown on and transfers thereof will be effected only through records maintained by DTC and its participants. Except as provided herein, Notes in definitive form will not be issued.

    The Notes will trade in DTC's Same-Day Funds Settlement System. All payments of principal and interest on Global Securities will be made by the Company in immediately available funds.
                                 --------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
              MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                                     REPRE-
                   SENTATION TO THE CONTRARY IS A CRIMINAL
                                              OFFENSE.

                                                     PRICE TO     UNDERWRITING   PROCEEDS TO
                                                    PUBLIC(1)       DISCOUNT    COMPANY(1)(2)
Per Note                                             99.622%         0.625%        98.997%
Total                                              $298,866,000    $1,875,000    $296,991,000

(1) Plus accrued interest, if any, from June 15, 1998.

(2) Before deducting expenses payable by the Company estimated to be $150,000.

                               ------------------

    The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilitites of DTC in New York, New York on or about June 15, 1998 against payment therefor in immediately available funds.

                                 --------------

SALOMON SMITH BARNEY

          BLAYLOCK & PARTNERS, L.P.
                     CREDIT SUISSE FIRST BOSTON
                                GOLDMAN, SACHS & CO.
                                           MORGAN STANLEY DEAN WITTER

June 10, 1998

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Since February 26, 1998, the date of the Prospectus attached hereto, Texaco has filed with the Securities and Exchange Commission (i) its Annual Report on Form 10-K for the year ended December 31, 1997, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and (iii) its Current Reports on Form 8-K filed on March 5, 1998, April 1, 1998, April 23, 1998 and April 29, 1998, and such documents are incorporated by reference herein.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    In addition to the ratios of earnings to fixed charges for the periods set forth in the Prospectus dated February 26, 1998, Texaco's ratios of earnings to fixed charges for the year ended December 31, 1997 and for the quarter ended March 31, 1998 were 6.04 and 3.34, respectively.

                            DESCRIPTION OF THE NOTES

GENERAL

    Each Note will mature on June 15, 2005 and will not be redeemable prior thereto, except as set forth below.

    The Notes will be limited to $300,000,000 aggregate principal amount.

    Although the Indenture provides that the Company may terminate its obligations with respect to any Series of Securities by making certain deposits in trust with the Trustee, the Company has agreed that this right will not be exercised with respect to the Notes.

    The Notes do not contain event risk provisions designed to require the Company to redeem the Notes, reset the interest rate or take other actions in response to highly leveraged transactions, change in credit rating or other similar occurrences.

OPTIONAL REDEMPTION

    The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus, in each case, accrued interest on the principal amount being redeemed to the redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Salomon Brothers Inc, Blaylock & Partners, L.P., Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; PROVIDED, HOWEVER, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

BOOK-ENTRY SYSTEM

    The Notes will be represented by one or more Global Securities (the "Global Security"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and be registered in the name of a nominee of DTC. Except under circumstances described below, the Notes will not be issuable in definitive form.

    Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the Notes represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal and interest payments on Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. None of the Company, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for the entire Global Security for the Notes. In addition, the Company may at any time and in its sole discretion determine not to have Notes represented by a Global Security and, in such event, will issue Notes in definitive form in exchange for the entire Global Security relating to such Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

GUARANTIES

    Texaco Inc. will unconditionally guarantee the due and punctual payment of the principal of, and interest on the Notes, when and as the same shall become due and payable, whether at maturity or otherwise.

INTEREST

    Interest on the Notes will accrue from June 15, 1998, and will be payable semiannually on June 15 and December 15 commencing December 15, 1998, to the persons in whose names the Notes are registered at the close of business on the June 1 or December 1 next preceding such June 15 or December 15.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below:

                                                                                       PRINCIPAL AMOUNT
UNDERWRITERS                                                                               OF NOTES
-------------------------------------------------------------------------------------  -----------------
Salomon Brothers Inc.................................................................   $    60,000,000
Blaylock & Partners, L.P. ...........................................................        60,000,000
Credit Suisse First Boston Corporation...............................................        60,000,000
Goldman, Sachs & Co..................................................................        60,000,000
Morgan Stanley & Co. Incorporated....................................................        60,000,000
                                                                                       -----------------
        Total........................................................................   $   300,000,000

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

    The Underwriters propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of 0.375% of the principal amount under the public offering price. Any Underwriter may allow, and such dealers may reallow, a discount not in excess of 0.250% of the principal amount to certain other dealers.

    The Company has been advised by the Underwriters that they intend to make a market in the Notes, but that they are not obligated to do so and may discontinue making a market at any time without notice. The Company currently has no intention to list the Notes on any securities exchange, and there can be no assurance given as to the liquidity of, or trading market for, the Notes.

    In connection with the offering and sale of the Notes, Salomon Brothers Inc on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions permit bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

    The Company and Texaco Inc. have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

    The audited consolidated financial statements incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 1997 filed on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL OPINIONS

    The validity of the Notes being offered hereby will be passed upon for the Company and Texaco Inc. by Paul R. Lovejoy, Associate General Counsel of Texaco Inc., or such other attorney of Texaco Inc. as the Company and Texaco Inc. may designate, and for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

PROSPECTUS

                                  TEXACO INC.
                                      AND
                              TEXACO CAPITAL INC.

                           GUARANTEED DEBT SECURITIES
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

    This Prospectus relates to the following securities:

        (i) debt securities ("Debt Securities") to be issued by Texaco Capital Inc. ("Texaco Capital"), which will be guaranteed by Texaco Inc. ("Texaco Inc.");

        (ii) debt securities to be issued by Texaco Inc. ("Texaco Inc. Debt Securities");

       (iii) common stock to be issued by Texaco Inc. ("Common Stock");

        (iv) preferred stock to be issued by Texaco Inc. ("Preferred Stock");

        (v) warrants to purchase Debt Securities, Texaco Inc. Debt Securities, Common Stock or Preferred Stock ("Warrants") and

        (vi) depositary shares relating to Preferred Stock ("Depositary Shares" and together with Debt Securities, Texaco Inc. Debt Securities, Common Stock and Preferred Stock, "Securities").

    The specific terms of any such offering will be described in a supplement to this Prospectus. The net proceeds from such offerings will not exceed $1,250,000,000.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    Securities may be offered directly to investors, through dealers, through underwriters, or through agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to Texaco Capital or Texaco Inc. will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the bid purchase price less commission in the case of an agent--in each case less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

February 26, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Where You Can Find More Information........................................................................           2
Documents Incorporated by Reference........................................................................           3
Texaco Inc. ...............................................................................................           3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends...           4
Texaco Capital Inc. .......................................................................................           4
Use of Proceeds............................................................................................           4
Plan of Distribution.......................................................................................           4
Description of the Debt Securities.........................................................................           5
Description of Texaco Inc. Common Stock....................................................................          11
Description of Texaco Inc. Preferred Stock.................................................................          11
Description of the Depositary Shares.......................................................................          14
Description of the Warrants................................................................................          17
Experts....................................................................................................          18
Legal Opinions.............................................................................................          18

                      WHERE YOU CAN FIND MORE INFORMATION

    Texaco Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information filed by Texaco at the public reference rooms maintained by the SEC at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, in Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Texaco's SEC filings are also available to the public from commercial document retrieval services, from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and at the web site maintained by the SEC at "http://www.sec.gov". Such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    SEPARATE FINANCIAL INFORMATION FOR TEXACO CAPITAL IS NOT INCLUDED HEREIN AND WILL NOT BE INCLUDED IN ANY REPORTS FILED PURSUANT TO THE EXCHANGE ACT, AS TEXACO CAPITAL IS WHOLLY OWNED BY TEXACO INC., IT ESSENTIALLY HAS NO INDEPENDENT OPERATIONS, AND ANY DEBT SECURITIES ISSUED BY TEXACO CAPITAL WILL BE FULLY AND UNCONDITIONALLY GUARANTEED BY TEXACO INC.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS. NEITHER TEXACO CAPITAL NOR TEXACO INC. HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED FEBRUARY 18, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES UNDER IT SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC rules allow Texaco to "incorporate by reference" information into this Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in (or incorporated by reference in) this Prospectus. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Texaco and its finances.

TEXACO SEC FILINGS (FILE NO. I-27)                                                 PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K..............................  Year ended December 31, 1996.

Quarterly Reports on Form 10-Q..........................  Quarters ended September 30, 1997, June 30, 1997 and
                                                            March 31, 1997.

Current Reports on Form 8-K.............................  Filed January 30, 1998; January 23, 1998; November 6,
                                                            1997; October 21, 1997; August 19, 1997; July 25,
                                                            1997; July 22, 1997; July 17, 1997; June 19, 1997;
                                                            April 22, 1997; March 19, 1997; January 29, 1997;
                                                            January 23, 1997; January 7, 1997.

    Texaco is also incorporating by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus and the termination of the offering described in this Prospectus.

    You can obtain copies of any of the documents described above through Texaco or the SEC. Documents incorporated by reference are available from Texaco without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Prospectus. You may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Texaco at the following address:

               Texaco Inc.
               2000 Westchester Avenue
               White Plains, New York 10650
               Tel: (914) 253-4000
               Attention: Secretary

                                  TEXACO INC.

    Texaco Inc. was incorporated in Delaware on August 26, 1926 as The Texas Corporation. Its name was changed in 1941 to The Texas Company and in 1959 to Texaco Inc. It is the successor of a corporation incorporated in Texas in 1902. Its principal executive offices are located at 2000 Westchester Avenue, White Plains, New York 10650; telephone: (914) 253-4000. As used herein, Texaco (unless the context otherwise indicates) refers to Texaco Inc. and all of its consolidated subsidiary companies.

    Texaco and its affiliates owned 50% or less, represent a vertically integrated enterprise principally engaged in the worldwide exploration for and production, transportation, refining and marketing of crude oil, natural gas and petroleum products.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                           NINE MONTHS
                                              ENDED                                 YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,    -------------------------------------------------------------------------
                                              1997             1996          1995(A)        1994(B)        1993(B)      1992(A)(B)
                                        -----------------  -------------  -------------  -------------  -------------  -------------
Ratio of earnings to fixed charges of
  Texaco Inc. on a total enterprise
  basis (unaudited)...................           5.90             5.75           2.55           2.86           2.91           3.10
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends of Texaco Inc. on a total
  enterprise basis (unaudited) (c)....           5.57             5.36           2.40           2.58           2.61           2.75

------------------------

(a) Excludes cumulative effect of accounting changes.

(b) Excludes discontinued operations.

(c) Preferred stock dividend requirements have been adjusted to reflect the pre-tax earnings which would be required to cover the Series C Variable Rate Cumulative Preferred Stock (redeemed on September 30, 1994), Series E Variable Rate Cumulative Preferred Stock (exchanged for Common Stock on November 8, 1994) and Market Auction Preferred Shares dividends and to exclude the interest portion of the Series B and Series F ESOP Convertible Preferred Stock dividends.

                              TEXACO CAPITAL INC.

    Texaco Capital Inc., a wholly owned subsidiary of Texaco Inc., is a Delaware corporation which was incorporated on June 24, 1983. Its principal executive offices are located at 1013 Centre Road, Wilmington, Delaware 19801; telephone:
(800) 927-9800. The Company is engaged principally in the business of lending funds borrowed from unrelated persons to Texaco Inc. and its subsidiaries for general corporate purposes.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Securities by Texaco Inc. will be used for working capital, for retirement of debt and for other general corporate purposes. The net proceeds from the sale of any Debt Securities by Texaco Capital will be lent to Texaco Inc. or its subsidiaries to be used for similar purposes.

                              PLAN OF DISTRIBUTION

    The Securities may be sold in any one or more of the following ways: (1) directly to investors, (2) to investors through agents, (3) to dealers, (4) through underwriting syndicates led by one or more managing underwriters as Texaco Capital or Texaco Inc. may select from time to time, or (5) through one or more underwriters acting alone.

    If underwriters are utilized in the sale, the obligations of the underwriters will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Securities, if any are purchased. The specific managing underwriter or underwriters, if any, with respect to the offer and sale of the Securities are set forth on the cover of the Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby and any firms not named in the Prospectus Supplement are not parties to the Underwriting Agreement in respect of such Securities, will not be purchasing any of the Securities from Texaco Capital or Texaco Inc. and will have no direct or indirect participation in the underwriting of such

Securities, although they may participate in the distribution of such Securities under circumstances where they may be entitled to a dealer's commission. The Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the Securities will be listed.

    If offers to purchase are to be solicited by agents designated by Texaco Capital or Texaco Inc., any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). Agents involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Texaco Capital or Texaco Inc. to such agents set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, Texaco Capital or Texaco Inc. will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Texaco Capital or Texaco Inc.. Any remarketing firm will be identified and the terms of its agreement, if any, with Texaco Capital or Texaco Inc. and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

    If so indicated in the Prospectus Supplement, Texaco Capital or Texaco Inc. will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Securities from Texaco Capital or Texaco Inc. at the price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

    Underwriters, agents, dealers and remarketing firms may be entitled under agreements which may be entered into with Texaco Capital and Texaco Inc. to indemnification by Texaco Capital and Texaco Inc. against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for Texaco Capital or Texaco Inc. in the ordinary course of business.

                       DESCRIPTION OF THE DEBT SECURITIES

    The Debt Securities will be offered by Texaco Capital and will be fully and unconditionally guaranteed by Texaco Inc. The Debt Securities are to be issued under an indenture dated as of August 24, 1984 as supplemented and restated by
(1) the First Supplemental Indenture dated as of January 31, 1990 (a copy of which is filed as Exhibit 4.1 to Registration Statement Nos. 33-33303 and 33-33303-01, filed on February 1, 1990), (2) the First Supplement to the First Supplemental Indenture dated as of October 11, 1990 (a copy of which is filed as Exhibit 4.1(a) to Texaco Inc.'s Current Report on Form 8-K, dated October 12, 1990 and filed on October 15, 1990), and (3) the Second Supplement to the First Supplemental Indenture, dated as of August 5, 1997, (a copy of which is filed as Exhibit 4.1(b) to Texaco Inc.'s Form 10-Q for the quarterly period ended June 30, 1997, and filed on August 13, 1997) (as so supplemented and amended, the "Indenture") among Texaco Capital, Texaco Inc. and The Chase Manhattan Bank, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture. Unless otherwise defined herein, all capitalized terms shall have the definitions set forth in the Indenture.

    The following description of the Indenture is subject to the detailed provisions of such Indenture; whenever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a defined term is referred to and not defined under "Description of the Debt Securities", the definition thereof is contained in the Indenture.

    The Indenture provides that, in addition to the Debt Securities offered hereby, additional Debt Securities may be issued thereunder without limitation as to aggregate principal amount, but subject to limitations from time to time established by Texaco Capital's Board of Directors.

    Unless specified in the Prospectus Supplement, Debt Securities offered by Texaco Capital hereby will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Texaco Capital. The Guaranties will rank equally with all other unsecured and unsubordinated indebtedness of Texaco Inc.

    Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered hereby: (1) the designation of such Debt Securities; (2) the aggregate principal amount and currency or currency unit of such Debt Securities; (3) the denominations in which such Debt Securities are authorized to be issued; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date on which such Debt Securities will mature; (6) if the Debt Securities are to bear interest, the rate per annum at which such Debt Securities will bear interest (or the method by which such rate will be determined); (7) the times at which such interest, if any, will be payable or the manner of determining the same; (8) the date, if any, after which such Debt Securities may be redeemed or purchased and the redemption or purchase price; (9) the sinking fund requirements, if any; (10) special United States federal income tax considerations, if any; (11) whether such Debt Securities are to be issued in the form of one or more temporary or permanent Global Securities and, if so, the identity of the Depositary for such Global Securities; (12) information with respect to book-entry procedures, if any; (13) the manner in which the amount of any payments of principal and interest on the Debt Securities determined by reference to an index are determined; and (14) any other terms of the Debt Securities not inconsistent with the Indenture.

    The Indenture does not contain any provisions which may afford holders of the Securities protection in the event of a highly leveraged transaction, although such a provision could be added to the Indenture in the future with respect to the Securities or any series thereof, in which event a description thereof will be included in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the Prospectus Supplement, the Debt Securities of a series will be issuable in registered form without coupons ("Registered Securities") or in the form of one or more global securities ("Global Securities"), as described below under "Global Securities". Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denominations thereof.

    Unless otherwise indicated in the Prospectus Supplement, Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Registrar or at the office of any transfer agent designated by Texaco Capital for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Texaco Capital has initially appointed the Trustee as Registrar under the Indenture. If a Prospectus Supplement refers to any transfer agents (in addition to the Registrar) initially designated by Texaco Capital with respect to any series of Registered Securities, Texaco Capital may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Texaco Capital will maintain a transfer agent in the City of New York. Texaco Capital may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Texaco Capital may designate from time to time, except that at the option of Texaco Capital, payment of any interest may be made
(i) by check mailed to the address of the person entitled thereto as such address shall appear in the register or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the regular Record Date for such interest payment.

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in the City of New York will be designated as Texaco Capital's sole Paying Agent for payments with respect to Registered Securities.

    All moneys paid by Texaco Capital to a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Texaco Capital and the Holder of such Debt Security will thereafter look only to Texaco Capital for payment thereof.

GUARANTIES

    Texaco Inc. will unconditionally guarantee the due and punctual payment of the principal of, (and premium, if any) and interest, if any, on the Debt Securities issued by Texaco Capital, when and as the same shall become due and payable, whether at maturity or upon redemption, declaration or otherwise.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global Debt Securities (a "Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. Texaco Capital anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of Texaco Capital, Texaco Inc., the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Texaco Capital expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Texaco Capital also expects that payments by participants to owners of beneficial interest in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

    If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by Texaco Capital within ninety days, Texaco Capital will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, Texaco Capital may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange therefor.

CERTAIN LIMITATIONS ON LIENS

    The Indenture provides that Texaco Inc. shall not, and it shall not permit any Principal Subsidiary (defined as a Subsidiary (i) substantially all of the assets of which are located, and substantially all of the operations of which are conducted, in the United States, (ii) which owns a Principal Property, defined as an important oil and gas producing property onshore or offshore the United States or any important refinery or manufacturing plant located in the United States and (iii) in which Texaco Inc.'s direct or indirect net investment exceeds $100,000,000) to, incur a Lien to secure a Long-Term Debt on a Principal Property, any Capital Stock or a Long-Term Debt ("Debt") of a Principal Subsidiary unless: (1) the Lien equally and ratably secures the Debt Securities and the secured Debt; (2) the Lien is in existence at the time a corporation merges into or consolidates with Texaco Inc. or a Principal Subsidiary or becomes a Principal Subsidiary; (3) the Lien is on a Principal Property at the time Texaco Inc. or a Principal Subsidiary acquires the Principal Property; (4) the Lien secures Debt incurred to finance all or some of the purchase price of a Principal Property or a Principal Subsidiary; (5) the Lien secures Debt incurred to finance all or some of the costs of Improvements on a Principal Property; (6) the Lien secures Debt of a Principal Subsidiary owing to Texaco Inc. or another Principal Subsidiary; (7) the Lien extends, renews or replaces in whole or in part a Lien permitted by any of clauses (1) through (6); or (8) the secured Debt plus all other Debt secured by Liens on Principal Properties, Capital Stock or Debt of a Principal Subsidiary at the time does not exceed 10% of Texaco's Consolidated Net Tangible Assets. However, Debt secured by a Lien permitted by any of clauses (1) through (7) shall be excluded from all other Debt in the determination.

LIMITATIONS ON SALE AND LEASEBACK

    The Indenture provides that Texaco Inc. shall not, and it shall not permit any Principal Subsidiary to, enter into a Sale-Leaseback Transaction unless: (1) the lease has a term of three years or less; (2) the lease is between Texaco Inc. and a Principal Subsidiary or between Principal Subsidiaries; (3) Texaco Inc. or a Principal Subsidiary under the terms of the Indenture could create a Lien on the Principal Property to secure a Debt at least equal in amount to the Attributable Debt for the lease; or (4) Texaco Inc. or a Principal Subsidiary within 120 days of the effective date of the Sale-Leaseback Transaction (i) retires Debt of Texaco Inc. or of a Principal Subsidiary at least equal in amount to the fair value (as determined by Texaco Inc.'s Board of Directors) of the Principal Property at the time the Principal Property is leased or (ii) if the net proceeds of the Sale-Leaseback Transaction equal or exceed the fair value of the Principal Property (as determined by Texaco Inc.'s Board of Directors), applies the net proceeds to fund investment in other Principal Properties which investments were made within twelve months prior to or subsequent to the transaction.

CONSOLIDATION AND MERGER

    The Indenture provides that either Texaco Capital or Texaco Inc. may consolidate or merge into, or transfer its properties and assets substantially as an entirety to, another person without the consent of the Holders of any of the Debt Securities outstanding under the Indenture, provided the person assumes by supplemental indenture all the obligations of Texaco Capital or Texaco Inc., as the case may be, under the Debt Securities and the Indenture and immediately after the transaction no Default exists. Thereafter, all such obligations of Texaco Capital or Texaco Inc., as the case may be, shall terminate.

DEFAULT

    The Indenture defines an "Event of Default" with respect to any series of the Debt Securities as being any one of the following events: (1) default for 30 days in the payment of interest on any Debt Security of that series; (2) default in the payment of the principal of, or premium, if any, on, or in the making of any sinking fund payments on any Debt Security of that series when due; (3) failure to comply with any other agreements in the Debt Securities of that series, the Indenture or any supplemental indenture under which the Debt Securities may have been issued and continuation of the default for the period and after the notice specified below; and (4) certain events in bankruptcy, insolvency, or reorganization.

    A default under clause (3) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of all of the Debt Securities of that series outstanding notify Texaco Capital of the default and the default is not cured within 90 days after receipt of the notice.

    If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee by notice to Texaco Capital, or the Holders of at least 25% in principal amount of all of the Debt Securities of that series outstanding by notice to Texaco Capital and the Trustee, may declare the principal of and premium and accrued interest, if any, on all the Debt Securities of that series to be due and payable immediately. The Holders of a majority in principal amount of all of the Debt Securities of that series by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree by a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of principal or premium or interest, if any, that has become due solely because of the acceleration.

    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal or premium or interest, if any, on the Debt Securities of the series that is in default or to enforce the performance of any provision of the Debt Securities or the Indenture.

    Subject to certain exceptions, the Holders of a majority in principal amount of the Debt Securities by notice to the Trustee may waive an existing default and its consequences.

MODIFICATION OF THE INDENTURE

    The Indenture provides that Texaco Capital, Texaco Inc. and the Trustee may enter into a supplemental indenture to amend the Indenture or the Debt Securities without the consent of any Securityholder: (1) to cure any ambiguity, defect or inconsistency; (2) to comply with Article 5 of the Indenture to permit a successor to assume Texaco Capital's or Texaco Inc.'s obligations under the Indenture; (3) to make any change that does not adversely affect the rights of any Securityholder; or (4) to provide for the issuance of and establish the terms and conditions of Debt Securities of any series.

    Texaco Capital, Texaco Inc. and the Trustee may enter into a supplemental indenture to amend the Indenture or the Debt Securities of a series with the written consent of the Holders of at least 50.1% in principal amount of the Debt Securities of the series affected. The Holders of at least 50.1% in principal amount of the Debt Securities by notice to the Trustee may waive compliance by Texaco Capital or Texaco Inc. with any provision of the Indenture or the Debt Securities.

    Notwithstanding the foregoing, without the consent of each Securityholder affected, an amendment or waiver may not: (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver; (2) reduce the rate of or extend the time for payment of interest on any Debt Security; (3) reduce the principal of or extend the fixed maturity of any Debt Security; (4) waive a default in the payment of the principal, premium or interest, if any, on any Debt Security; or (5) make any Debt Security payable in money other than that stated in the Debt Security.

DEFEASANCE AND DISCHARGE

    The Indenture provides that Texaco Capital may terminate its obligations with respect to any series of Debt Securities, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal, premium and interest, if any, on such series to redemption or maturity. Upon the termination of the Company's obligations with respect to all the Debt Securities of a series, the Trustee, at the request of Texaco Capital, shall release its rights and interests with respect to such series of Debt Securities in any security granted by Texaco Capital or Texaco Inc. As a condition to any such termination, Texaco Capital is required to furnish an opinion of recognized independent tax counsel to the effect that such proposed deposit and termination will not have any effect on the Holders of the Debt Securities for Federal income tax purposes. Such opinion must be based upon a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this Prospectus since such a result would not occur under current tax law.

OTHER DEBT SECURITIES

    In addition to the Debt Securities described above, Texaco Capital may issue subordinated debt securities (which will be guaranteed on a subordinated basis by Texaco Inc.) and Texaco Inc. may issue either senior or subordinated debt securities. Any such debt securities will be described in a Prospectus Supplement and will be issued pursuant to an indenture entered into among Texaco Inc., a trustee and, if applicable, Texaco Capital, which indenture will be filed with the SEC and qualified under the Trust Indenture Act.

                    DESCRIPTION OF TEXACO INC. COMMON STOCK

    As of the date of this Prospectus, Texaco Inc.'s Certificate of Incorporation authorizes the issuance of 700,000,000 shares of Common Stock, $3.125 par value per share. As of February 5, 1998, 540,987,148 shares of Common Stock were outstanding.

    Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of Texaco Inc.'s By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Common Stock are entitled to one vote per share of Common Stock held on all matters requiring a vote of the stockholders. In the event of any liquidation, dissolution, or winding up of Texaco Inc., either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of Texaco Inc. available for distribution. Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights. Each share of Common Stock has attached to it a Right to purchase, under certain circumstances, additional shares of Common Stock or other securities at a significant discount, when certain conditions are met.

                   DESCRIPTION OF TEXACO INC. PREFERRED STOCK

    The following is a description of certain general terms and provisions of Texaco Inc.'s Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

    The summary of terms of Texaco Inc.'s Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Texaco Inc.'s Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

    Texaco Inc.'s Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Preferred Stock, par value $1.00 per share. The Texaco Inc. Board is authorized to designate any series of Preferred Stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of Common Stock. As of February 5, 1998, there were outstanding 691,020 shares of Series B ESOP Convertible Preferred Stock, 55,695 shares of Series F ESOP Convertible Preferred Stock and 1,200 shares of Market Auction Preferred Stock. There are 3,000,000 shares designated as Series D Junior Participating Preferred Stock, none of which are currently outstanding.

    The Texaco Inc. Board is authorized to determine, for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends; (ii) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, Texaco Inc.; (iii) whether, and if so upon what terms and conditions, such shares shall be convertible into Debt Securities, any other series of Preferred Stock, Depositary Shares or Common Stock, or exchangeable for the securities of any other corporation; (iv) whether, and if so upon what terms and conditions, such shares shall be redeemable; (v) whether the shares shall be redeemable and subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund; (vi) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; and (vii) whether the holders thereof shall be entitled to other preferences or rights, and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of Texaco Inc. legally available for payment, cash dividends payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The Prospectus Supplement will also state applicable record dates regarding the payment of dividends. Except as set forth below, no dividends shall be declared or paid or set apart for payment on any series of Preferred Stock unless full dividends for all series of Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Stock, dividends declared (if any) on the Preferred Stock shall be declared pro-rata so that the amount of dividends declared per share on each series of Preferred Stock shall in all cases bear to each other series the same ratio that (x) accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if dividends for such series are cumulative) for the then-current dividend period per share for each respective series of Preferred Stock bear to
(y) aggregate accrued dividends for the then-current dividend period (including all accumulations with respect to unpaid dividends for prior periods for all series which are cumulative) for all outstanding shares of Preferred Stock.

    Unless all dividends on the Preferred Stock shall have been paid in full (i) no dividend shall be declared and paid or declared and a sum sufficient thereof set apart for payment (other than a dividend in Texaco Inc.'s common stock or in any other class ranking junior to the Preferred Stock as to dividends and liquidation preferences) or other distribution declared or made upon the shares of Texaco Inc.'s common stock or upon any other class ranking junior to the Preferred Stock as to dividends or liquidation preferences and (ii) no shares of Texaco Inc.'s common stock or class of stock ranking junior to the Preferred Stock as to dividends or liquidation preferences may be redeemed, purchased or otherwise acquired by Texaco Inc. except by conversion into or exchange for shares of Texaco Inc. ranking junior to the Preferred Stock as to dividends and liquidation preferences.

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the related Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the related Prospectus Supplement.

LIQUIDATION

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Texaco Inc., holders of any series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the Prospectus Supplement, if any, in each case together with any applicable accrued and unpaid dividends and before any distribution to holders of Texaco Inc.'s common stock or any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences. In the event there are insufficient assets to pay such liquidation preferences for all classes of Preferred Stock in full, the remaining assets shall be allocated ratably among all series of Preferred Stock based upon the aggregate liquidation preference for all outstanding shares for each such series. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by Texaco Inc. unless otherwise provided in a Prospectus Supplement, and the remaining assets of Texaco Inc. shall be distributable exclusively among the holders of Texaco Inc.'s common stock and any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences, according to their respective interests.

VOTING

    No series of Preferred Stock will be entitled to vote except as provided below or in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, if at any time Texaco Inc. shall have failed to declare and pay in full dividends for six quarterly periods, whether consecutive or not, on any applicable series of Preferred Stock and all such preferred dividends remain unpaid (a "Preferred Dividend Default"), the number of directors of Texaco Inc. shall be increased by two and the holders of such series of Preferred Stock, voting together as a class with all other series of Preferred Stock then entitled to vote on such election of directors, shall be entitled to elect such two additional directors until the full dividends accumulated on all outstanding shares of such series shall have been declared and paid in full. Upon the occurrence of a Preferred Dividend Default, Texaco Inc.'s Board of Directors shall within 10 business days of such default call a special meeting of the holders of shares of all affected series, for which there is a Preferred Dividend Default, for the purpose of electing the additional directors. In lieu of holding such meeting, the holders of record of a majority of the outstanding shares of all series for which there is a Preferred Dividend Default who are then entitled to participate in the election of directors may, by action taken by written consent, elect such additional directors. If and when all accumulated dividends on any series of Preferred Stock have been paid in full, the holders of shares of such series shall be divested of the foregoing voting rights subject to revesting in the event of each and every Preferred Dividend Default. Upon termination of such special voting rights attributable to all series for which there has been a Preferred Dividend Default, the term of office of each director so elected (a "Preferred Stock Director") shall terminate and the number of directors of Texaco Inc. shall, without further action, be reduced by two, subject always to the increase in the number of directors pursuant to the foregoing provisions in case of a future Preferred Dividend Default. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of all series of Preferred Stock who were entitled to participate in such director's election, voting as a separate class, at a meeting called for such purpose or by written consent. So long as a Preferred Stock Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding series of Preferred Stock who are then entitled to participate in the election of such Preferred Stock Directors as provided above. As long as the Preferred Dividend Default shall continue, holders of the Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal or directors, other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to the holders of Preferred Stock by law with respect to any other matter to be acted upon by the stockholders of Texaco Inc. The Preferred Stock Directors shall each be entitled to one vote per director on any matter. Additionally, unless otherwise specified in a Prospectus Supplement, the affirmative vote of the holders of a majority of the outstanding shares of each series of Preferred Stock voting together as a class, is required to authorize any amendment, alteration or repeal of Texaco Inc.'s Certificate of Incorporation or any Certificate of Designations which would adversely affect the powers, preferences, or special rights of the Preferred Stock including authorizing any class of stock with superior dividend and liquidation preferences.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by Texaco Inc. shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in a Prospectus Supplement. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by Texaco Inc.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, Texaco Inc.'s Certificate of Incorporation or Certificate of Designations for the applicable series of Preferred Stock or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    Texaco Inc. may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among Texaco Inc., the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of Texaco Inc.'s Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, Texaco Inc.'s Certificate of Incorporation and the Certificate of Designations for the applicable series of Preferred Stock.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by Texaco Inc. for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with Texaco Inc.) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of Texaco Inc.) adopt any other method for such distribution as it deems appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of Texaco Inc., whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever Texaco Inc. redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from Texaco Inc. and not less than 35 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Texaco Inc. will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between Texaco Inc. and the Depositary. However, any amendment which materially and adversely alters the rights of the holders

(other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by Texaco Inc. or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of Texaco Inc. and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    Texaco Inc. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Texaco Inc. will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, any redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from Texaco Inc. which are delivered to the Depositary and which Texaco Inc. is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from Texaco Inc. which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor Texaco Inc. assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor Texaco Inc. will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Texaco Inc. and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Texaco Inc. and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to Texaco Inc. notice of its election to do so, and Texaco Inc. may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF THE WARRANTS

    Texaco Capital may issue Warrants for the purchase of Debt Securities and Texaco Inc. may issue Warrants for the Purchase of Texaco Inc. Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Texaco Inc. Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between Texaco Capital or Texaco Inc. and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of Texaco Inc. or Texaco Capital in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

DEBT WARRANTS

    The Prospectus Supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following: (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants, if any; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities or Texaco Inc. Debt Securities purchasable upon exercise of such Debt Warrants; (e) if applicable, the designation and terms of the Debt Securities or Texaco Inc. Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security or Texaco Inc. Debt Security; (f) if applicable, the date from and after which such Debt Warrants and any Debt Securities or Texaco Inc. Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities or Texaco Inc. Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities or Texaco Inc. Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, Debt Securities or Texaco Inc. Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form;
(k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such Debt Warrants, if any; (o) the redemption or call provisions, if any, applicable to such Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

    The Prospectus Supplement relating to any particular issue of Warrants to issue Common Stock or Preferred Stock will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (f) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants, if any; (m) the redemption or call provisions, if any, applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                                    EXPERTS

    The audited consolidated financial statements and schedules included or incorporated by reference in the Annual Report of Texaco Inc. for the fiscal year ended December 31, 1996 filed on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

    The validity of the Securities being offered hereby will be passed upon for Texaco Capital and Texaco Inc. by Paul R. Lovejoy, Esq., Assistant General Counsel of Texaco Inc. or such other attorney of Texaco Inc. as Texaco Capital and Texaco Inc. may designate, and for the purchasers by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

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    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, TEXACO INC. OR ANY UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR TEXACO INC. SINCE SUCH DATE.
                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                             PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by Reference...........................  S-2
Ratios of Earnings to Fixed Charges.......................................  S-2
Description of the Notes..................................................  S-2
Underwriting..............................................................  S-5
Experts...................................................................  S-6
Legal Opinions............................................................  S-6


                                   PROSPECTUS
Table of Contents.........................................................    2
Where You Can Find More Information.......................................    2
Documents Incorporated by Reference.......................................    3
Texaco Inc................................................................    3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges
  and Preferred Stock Dividends...........................................    4
Texaco Capital Inc........................................................    4
Use of Proceeds...........................................................    4
Plan of Distribution......................................................    4
Description of the Debt Securities........................................    5
Description of Texaco Inc. Common Stock...................................   11
Description of Texaco Inc. Preferred Stock................................   11
Description of the Depositary Shares......................................   14
Description of the Warrants...............................................   17
Experts...................................................................   18
Legal Opinions............................................................   18

                                  $300,000,000

                              TEXACO CAPITAL INC.
                                 GUARANTEED BY
                                  TEXACO INC.

                          6% GUARANTEED NOTES DUE 2005

                                     [LOGO]

                                     ------

                             PROSPECTUS SUPPLEMENT

                                 JUNE 10, 1998
                             (INCLUDING PROSPECTUS
                            DATED FEBRUARY 26, 1998)

                                   ---------

                              SALOMON SMITH BARNEY
                           BLAYLOCK & PARTNERS, L.P.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER

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